Exhibit 99.1

Icahn Enterprises L.P. Reports Third Quarter 2021 Financial Results

•	Our Estimate of Indicative net asset value increased $1.8 billion since December 31, 2020 and has increased $699 million in Q3 2021

•	Board approves quarterly distribution of $2.00 per depositary unit (the 66th consecutive quarterly distribution since 2005); IEP has increased the quarterly distribution over time and has not missed a quarterly distribution

•	Activist positions have recently come to fruition; Navistar position realized during Q3 2021 for aggregate gains of $231 million and Cloudera during Q4 2021 for aggregate gains of $522 million; announced the sale of the Metals segment subsequent to quarter end with estimated gain of $154 million (all gains also include those attributable to non-controlling interests)(1)

Sunny Isles Beach, Fla, November 2, 2021 –

Icahn Enterprises L.P. (Nasdaq: IEP) is reporting third quarter 2021 revenues of $2.6 billion and net loss attributable to Icahn Enterprises of $148 million, or a loss of $0.55 per depositary unit. For the three months ended September 30, 2020, revenues were $723 million and net loss attributable to Icahn Enterprises was $714 million, or a loss of $3.14 per depositary unit. Adjusted EBITDA attributable to Icahn Enterprises was $88 million for the three months ended September 30, 2021, compared to $(550) million for the three months ended September 30, 2020.

For the nine months ended September 30, 2021, revenues were $9.0 billion and net loss attributable to Icahn Enterprises was $122 million, or a loss of $0.47 per depositary unit. For the nine months ended September 30, 2020, revenues were $3.4 billion and net loss attributable to Icahn Enterprises was $1.8 billion, or a loss of $8.12 per depositary unit. Adjusted EBITDA attributable to Icahn Enterprises was $715 million for the nine months ended September 30, 2021, compared to $(1.2) billion for the nine months ended September 30, 2020.

As of September 30, 2021, our estimate of indicative net asset value was $5.4 billion, compared to $3.6 billion as of December 31, 2020, an increase of $1.8 billion. This was due in part to a change in how we estimate the fair value of our Automotive segment’s owned real estate value to reflect the improvement of its real estate leasing operations. We believe this better reflects the estimated fair value of this segment’s assets. Additionally, the change in our estimate of indicative net asset value includes, among other things, changes in the fair value of certain subsidiaries which are not included in our GAAP assets. For additional information, refer to “Use of Indicative Net Asset Value Data” below.

For the nine months ended September 30, 2021, net income attributable to Icahn Enterprises for our Investment segment was $375 million compared to a net loss of $990 million for the nine months ended September 30, 2020. There are a number of activist positions in the Investment segment that have recently come to fruition, including Navistar during the quarter and Cloudera subsequent to quarter end, and we believe there are several more in the pipeline.

On November 1, 2021, the Board of Directors of the general partner of Icahn Enterprises happily declared its 66th consecutive quarterly distribution since 2005, in the amount of $2.00 per depositary unit, which will be paid on or about December 22, 2021 to depositary unitholders of record at the close of business on November 16, 2021. Depositary unitholders will have until December 10, 2021 to make a timely election to receive either cash or additional depositary units. If a unitholder does not make a timely election, the unitholder will automatically be deemed to have elected to receive the distribution in additional depositary units. Depositary unitholders who elect to receive (or who are deemed to have elected to receive) additional depositary units will receive units valued at the volume weighted average trading price of the units during the five consecutive trading days ending December 17, 2021. Icahn Enterprises will make a cash payment in lieu of issuing fractional depositary units to any unitholders electing to receive (or who are deemed to have elected to receive) depositary units.

(1) The disclosed gains represent the aggregate gains of the Investment Funds, including those attributable to Icahn Enterprises and those attributable to non-controlling interests in the Investment Funds. As of September 30, 2021, Icahn Enterprises or its subsidiaries owned approximately 45% of the Investment Funds.

***

Icahn Enterprises L.P., a master limited partnership, is a diversified holding company engaged in eight primary business segments: Investment, Energy, Automotive, Food Packaging, Metals, Real Estate, Home Fashion and Pharma. On October 29, 2021, we announced that we have entered into an agreement to sell PSC Metals, LLC, our wholly owned subsidiary through which we operate our Metals segment.

Caution Concerning Forward-Looking Statements

Results for any interim period are not necessarily indicative of results for any full fiscal period. This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors, including risks related to economic downturns, substantial competition and rising operating costs; risks related to the severity, magnitude and duration of the COVID-19 pandemic and its impact on the global economy, financial markets and industries in which our subsidiaries operate; risks related to our investment activities, including the nature of the investments made by the private funds in which we invest, declines in the fair value of our investments as a result of the COVID-19 pandemic, losses in the private funds and loss of key employees; risks related to our ability to continue to conduct our activities in a manner so as to not be deemed an investment company under the Investment Company Act of 1940, as amended; risks related to our energy business, including the volatility and availability of crude oil, declines in global demand for crude oil, refined products and liquid transportation fuels as a result of the COVID-19 pandemic, other feed stocks and refined products, unfavorable refining margin (crack spread), interrupted access to pipelines, significant fluctuations in nitrogen fertilizer demand in the agricultural industry and seasonality of results; risks related to our automotive activities and exposure to adverse conditions in the automotive industry, including as a result of the COVID-19 pandemic; risks related to our food packaging activities, including competition from better capitalized competitors, inability of suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Past performance in our Investment segment is not indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in millions, except per unit amounts)
Revenues:
Net sales	$2,657	$1,764	$7,487	$4,951
Other revenues from operations	165	163	481	460
Net (loss) gain from investment activities	(177)	(1,259)	1,035	(2,152)
Interest and dividend income	34	46	94	135
Other (loss) income, net	(33)	9	(79)	(22)
	2,646	723	9,018	3,372
Expenses:
Cost of goods sold	2,270	1,599	6,807	4,544
Other expenses from operations	130	127	374	369
Selling, general and administrative	317	290	937	888
Restructuring, net	1	1	6	8
Impairment	—	1	—	6
Interest expense	158	171	511	517
	2,876	2,189	8,635	6,332
(Loss) income before income tax (expense) benefit	(230)	(1,466)	383	(2,960)
Income tax (expense) benefit	19	66	(57)	118
Net (loss) income	(211)	(1,400)	326	(2,842)
Less: net (loss) income attributable to non-controlling interests	(63)	(686)	448	(1,043)
Net loss attributable to Icahn Enterprises	$(148)	$(714)	$(122)	$(1,799)

Net loss attributable to Icahn Enterprises allocated to:
Limited partners	$(145)	$(700)	$(120)	$(1,763)
General partner	(3)	(14)	(2)	(36)
	$(148)	$(714)	$(122)	$(1,799)

Basic and diluted loss per LP unit	$(0.55)	$(3.14)	$(0.47)	$(8.12)
Basic and diluted weighted average LP units outstanding	266	223	253	217
Cash distributions declared per LP unit	$2.00	$2.00	$6.00	$6.00

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
	2021	2020
	(in millions)
ASSETS
Cash and cash equivalents	$1,945	$1,679
Cash held at consolidated affiliated partnerships and restricted cash	1,747	1,612
Investments	9,897	8,913
Due from brokers	5,149	3,437
Accounts receivable, net	598	501
Inventories, net	1,590	1,580
Property, plant and equipment, net	4,194	4,228
Derivative assets, net	796	785
Goodwill	294	294
Intangible assets, net	613	660
Other assets	1,150	1,300
Total Assets	$27,973	$24,989
LIABILITIES AND EQUITY
Accounts payable	$829	$738
Accrued expenses and other liabilities	1,782	1,588
Deferred tax liabilities	585	568
Derivative liabilities, net	479	639
Securities sold, not yet purchased, at fair value	4,957	2,521
Due to brokers	1,622	1,618
Debt	7,712	8,059
Total liabilities	17,966	15,731

Equity:
Limited partners	4,616	4,236
General partner	(846)	(853)
Equity attributable to Icahn Enterprises	3,770	3,383
Equity attributable to non-controlling interests	6,237	5,875
Total equity	10,007	9,258
Total Liabilities and Equity	$27,973	$24,989

Use of Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP EBITDA and Adjusted EBITDA. EBITDA represents earnings from continuing operations before interest expense, income tax (benefit) expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding certain effects of impairment, restructuring costs, certain pension plan expenses, gains/losses on disposition of assets, gains/losses on extinguishment of debt and certain other non-operational charges. We present EBITDA and Adjusted EBITDA on a consolidated basis and on a basis attributable to Icahn Enterprises net of the effects of non-controlling interests. We conduct substantially all of our operations through subsidiaries. The operating results of our subsidiaries may not be sufficient to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us for payment of our indebtedness, payment of distributions on our depositary units or otherwise, and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in debt agreements and other agreements to which these subsidiaries currently may be subject or into which they may enter into in the future. The terms of any borrowings of our subsidiaries or other entities in which we own equity may restrict dividends, distributions or loans to us.

We believe that providing EBITDA and Adjusted EBITDA to investors has economic substance as these measures provide important supplemental information of our performance to investors and permits investors and management to evaluate the core operating performance of our business without regard to interest, taxes and depreciation and amortization and certain effects of impairment, restructuring costs, certain pension plan expenses, gains/losses on disposition of assets, gains/losses on extinguishment of debt and certain other non-operational charges. Additionally, we believe this information is frequently used by securities analysts, investors and other interested parties in the evaluation of companies that have issued debt. Management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results, as well as in planning, forecasting and analyzing future periods. Adjusting earnings for these charges allows investors to evaluate our performance from period to period, as well as our peers, without the effects of certain items that may vary depending on accounting methods and the book value of assets. Additionally, EBITDA and Adjusted EBITDA present meaningful measures of performance exclusive of our capital structure and the method by which assets were acquired and financed.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under generally accepted accounting principles in the United States, or U.S. GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•	do not reflect changes in, or cash requirements for, our working capital needs; and
•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in the industries in which we operate may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. In addition, EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under U.S. GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with U.S. GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. Given these limitations, we rely primarily on our U.S. GAAP results and use EBITDA and Adjusted EBITDA only as a supplemental measure of our financial performance.

Use of Indicative Net Asset Value Data

The Company uses Indicative Net Asset Value as an additional method for considering the value of the Company’s assets, and we believe that this information is more indicative of value than our assets presented in accordance with GAAP. Over the last few years, we have invested significantly in companies in which we have majority control, and we believe the market value of these companies has increased more than is reflected in the change in their GAAP asset value. Only when we sell companies, as exemplified by the announcement of our anticipated sale of PSC Metals, LLC, will our GAAP earnings reflect true market values. Certain of our real estate assets were valued to reflect estimated market values which are substantially different from the GAAP asset values. Please note, however, that the indicative net asset value does not represent the market price at which the depositary units trade or the value that we would realize on a sale of the particular assets, especially those where the value is not based on trading or market value. Accordingly, data regarding Indicative net asset value is of limited use and should not be considered in isolation.

Company’s calculation of Indicative Net Asset Value:

	September 30,	December 31,
	2021	2020
	(in millions)(unaudited)
Market-valued Subsidiaries and Investments:
Holding Company interest in Investment Funds(1)	$4,660	$4,283
CVR Energy(2)	1,186	1,061
Tenneco(2)	-	292
Delek(2)	134	-
Total market-valued subsidiaries and investments	$5,980	$5,636

Other Subsidiaries:
Viskase(3)	$266	$285
Real Estate Holdings(1)	435	440
PSC Metals(4)	301	128
WestPoint Home(1)	132	141
Vivus(1)	262	262
Icahn Automotive Group(5)	-	1,554
Automotive Services(5)	763	-
Automotive Parts(5)	590	-
Automotive Owned Real Estate Assets(5)	1,187	-
Total other subsidiaries	$3,936	$2,810
Add: Other Holding Company net assets(6)	9	(3)
Indicative Gross Asset Value	$9,925	$8,443
Add: Holding Company cash and cash equivalents(6)	1,257	925
Less: Holding Company debt(6)	(5,810)	(5,811)
Indicative Net Asset Value	$5,372	$3,557

Indicative net asset value does not purport to reflect a valuation of IEP. The calculated Indicative net asset value does not include any value for our Investment Segment other than the fair market value of our investment in the Investment Funds. A valuation is a subjective exercise and Indicative net asset value does not necessarily consider all elements or consider in the adequate proportion the elements that could affect the valuation of IEP. Investors may reasonably differ on what such elements are and their impact on IEP. No representation or assurance, express or implied, is made as to the accuracy and correctness of Indicative net asset value as of these dates or with respect to any future indicative or prospective results which may vary.

(1)	Represents GAAP equity attributable to us as of each respective date.

(2)	Based on closing share price on each date (or if such date was not a trading day, the immediately preceding trading day) and the number of shares owned by the Holding Company as of each respective date.

(3)	Amounts based on market comparables due to lack of material trading volume, valued at 9.0x Adjusted EBITDA for the twelve months ended September 30, 2021 and December 31, 2020.

(4)	December 31, 2021 represents equity attributable to us. On October 29, 2021, we announced a definitive agreement to sell PSC Metals, LLC for total consideration of approximately $290 million (including indebtedness that will be repaid at closing, and subject to customary working capital adjustments). September 30, 2021 is based on the anticipated sales price. The transaction is expected to close by the end of 2021.

(5)	Prior to Q3 2021, our presentation of Indicative Net Asset Value with respect to Icahn Automotive Group (“IAG”) was based on the equity attributable to us as of each respective date. IAG has been in the process of implementing a multi-year transformation plan, which includes restructuring of its businesses, including an extensive real-estate optimization project which resulted in closing underperforming retail locations in the majority of 216 owned locations. Given the change in the use of the real estate assets, management determined a change in how Indicative Net Asset Value is estimated would provide a more meaningful measure of the assets’ fair-market-value.

Management performed a valuation on the owned real-estate with the assistance of third-party consultants to estimate fair-market-value. This analysis utilized property-level market rents, location level profitability, and utilized prevailing cap rates ranging from 5.5% to 6.5%. The valuation assumed that triple net leases are in place for all the locations at rents estimated by management based on market conditions. There is no assurance we would be able to sell the assets on the timeline or at the prices and lease terms we estimate. Different judgments or assumptions would result in different estimates of the value of the real estate assets. Moreover, although we evaluate and provide our Indicative Net Asset Value on a quarterly basis, the estimated values may fluctuate in the interim, so that any actual transaction could result in a higher or lower valuation.

(6)	Holding Company’s balance as of each respective date, excluding non-cash deferred tax assets or liabilities.

The Company's depositary units are not redeemable, which means that investors have no right or ability to obtain from the Company the indicative net asset value of units that they own. Units may be bought and sold on The Nasdaq Global Select Market at prevailing market prices. Those prices may be higher or lower than the indicative net asset value of the depositary units as calculated by management.

Adjusted EBITDA Reconciliations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in millions)(unaudited)
Adjusted EBITDA
Net (loss) income	$(211)	$(1,400)	$326	$(2,842)
Interest expense, net	156	168	507	501
Income tax (benefit) expense	(19)	(66)	57	(118)
Depreciation and amortization	126	126	385	379
EBITDA before non-controlling interests	52	(1,172)	1,275	(2,080)
Impairment of assets	-	1	-	6
Restructuring costs	1	1	6	8
Loss (gain) on disposition of assets, net	20	(7)	21	(7)
Other	43	14	111	93
Adjusted EBITDA before non-controlling interests	$116	($1,163)	$1,413	($1,980)

Adjusted EBITDA attributable to IEP
Net loss	$(148)	$(714)	$(122)	$(1,799)
Interest expense, net	114	123	365	375
Income tax (benefit) expense	(32)	(55)	62	(89)
Depreciation and amortization	90	87	275	260
EBITDA attributable to IEP	24	(559)	580	(1,253)
Impairment of assets	-	1	-	6
Restructuring costs	1	1	6	8
Loss (gain) on disposition of assets, net	20	(7)	21	(7)
Other	43	14	108	88
Adjusted EBITDA attributable to IEP	$88	$(550)	$715	$(1,158)

Investor Contact:

David Willetts, Chief Financial Officer

(305) 422-4100